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                                                                    EXHIBIT 21.1

                   SUBSIDIARIES OF SILVERSTREAM SOFTWARE, INC.


Subsidiary Name                              Jurisdiction of Organization

SilverStream Securities Corporation          Massachusetts

SilverStream Netherlands, Inc.               Delaware

SilverStream Software Limited                United Kingdom

SilverStream Software GmbH                   Germany

SilverStream Software B.V.                   The Netherlands

SilverStream Software BVBA/SPRL              Belgium

SilverStream Software (Asia) Limited         Hong Kong

SilverStream Software (Asia) Pte. Ltd.       Singapore

SilverStream s.r.o.                          Czech Republic

SilverSolutions spol. s.r.o.                 Czech Republic

SilverStream Norge AS                        Norway

SilverStream France S.A.                     France

ObjectEra, Inc.                              California

GemLogic, Inc.                               Connecticut